Exhibit 5.1

228 Santa Monica Boulevard	310.434.5400
Suite 300	Fenwick.com
Santa Monica, CA 90401
April 1, 2021
Coinbase Global, Inc.
Ladies and Gentlemen:
At your request, as your counsel, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Coinbase Global, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) on or about April 1, 2021 in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of: (i) an aggregate of 120,668,657 shares of the Company’s Class A Common Stock, $0.00001 par value per share (the “Class A Common Stock”), subject to issuance by the Company (a) upon the exercise or settlement of awards to be granted under the Company’s 2021 Equity Incentive Plan (the “2021 Plan”), (b) upon the exercise or settlement of awards granted under the Company’s 2019 Equity Incentive Plan (the “2019 Plan”), (c) upon the exercise of awards granted under the Company’s Amended and Restated 2013 Stock Plan (the “2013 Plan”), (d) upon the exercise of awards granted under the Company’s Tagomi Systems Inc. 2018 Stock Plan (the “Tagomi Plan”), (e) upon the exercise of awards granted under the Company’s Bison Trails Co. 2018 Stock Plan (the “Bison Plan”), (f) pursuant to the conversion of shares of the Company’s Class B Common Stock, $0.00001 par value per share (the “Class B Common Stock”), that are subject to issuance by the Company upon the exercise of awards granted under the Company’s 2013 Plan, and (g) pursuant to purchase rights to acquire shares of Class A Common Stock to be granted under the Company’s 2021 Employee Stock Purchase Plan (the “Purchase Plan”); and (ii) an aggregate of 16,857,927 shares of Class B Common Stock that are subject to issuance by the Company upon the exercise of awards granted under the 2013 Plan.
The 120,668,657 shares of Class A Common Stock described in clause (i) of the preceding paragraph and the 16,857,927 shares of Class B Common Stock described in clause (ii) of the preceding paragraph are collectively referred to herein as the “Shares” and the 2021 Plan, the 2019 Plan, the 2013 Plan, the Tagomi Plan, the Bison Plan, and the Purchase Plan are collectively referred to in this letter as the “Plans.” At your request, we are providing this letter to express our opinion on the matters set forth below in this letter (“our opinion”).
In connection with our opinion, we have examined such matters of fact as we have deemed necessary, which included examination of originals or copies of: (a) the Company’s current Certificate of Incorporation and Bylaws, as amended (collectively, the “Charter Documents”), the Plans, the Registration Statement and the exhibits thereto, (b) certain corporate proceedings of the Company’s Board of Directors and the Company’s stockholders relating to adoption or approval of the Charter Documents, the Plans, the reservation of the Shares for sale and issuance, the filing of the Registration Statement and the registration of the Shares under the Securities Act and documents regarding the Company’s outstanding and reserved capital stock and other securities and (c) such other documents as we have deemed advisable, and we have examined such questions of law as we have considered necessary.
In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the genuineness of signatures on documents reviewed by us, the conformity to originals and the completeness of all documents submitted to us as copies, the legal capacity of all parties executing any documents (other than the Company), the lack of any undisclosed termination or modification or waiver of any document, the absence of any extrinsic agreements or documents that might change or affect the interpretation or terms of documents, and the due authorization, execution and delivery of all documents by each party thereto other than the Company. We have also assumed that any certificates or instruments representing the Shares, when issued, will be executed by the Company and by officers of the Company duly authorized to do so. In rendering our opinion, we have also relied upon a Certificate of Good Standing dated April 1, 2021 issued by the Delaware Secretary of State with respect to the Company and representations and certifications made to us by the Company, including without limitation representations in an Opinion Certificate addressed to us of even date herewith that the Company has available a sufficient number of authorized shares of Class A Common Stock and Class B Common Stock that are not currently outstanding or reserved for issuance under other outstanding securities or plans of the Company, to enable the Company to issue and deliver all of the Shares as of the date of this letter.
We render this opinion only with respect to, and we express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing Delaware General Corporation Law now in effect. We express no opinion with respect to the securities or “blue sky” laws of any state.
Based upon, and subject to, the foregoing, it is our opinion that when (i) the 120,668,657 shares of Class A Common Stock that may be issued and sold by the Company (a) upon the exercise or settlement of awards to be granted under the 2021 Plan, (b) upon the exercise or settlement of awards granted under the 2019 Plan, (c) upon the exercise of awards granted under the 2013 Stock Plan, (d) upon the exercise of awards granted under the Tagomi Plan, (e) upon the exercise of awards granted under the Bison Plan, (f) pursuant to the conversion of the shares of Class B Common Stock that are subject to issuance by the Company upon the exercise of awards granted under the 2013 Plan, and (g) pursuant to purchase rights to be granted under the Purchase Plan, and (ii) the 16,857,927 shares of Class B Common Stock that are subject to issuance by the Company upon the exercise of awards granted under the 2013 Plan, have been issued and sold by the Company against the Company’s receipt of payment therefor (in an amount and type of consideration not less than the par value per Share) in accordance with the terms (including, without limitation, payment and authorization provisions) of the applicable Plan, and have been duly registered on the books of the transfer agent and registrar for the Shares in the name or on behalf of the holders thereof, such Shares will be validly issued, fully paid and non-assessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the prospectuses constituting a part thereof and any amendments thereto. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is intended solely for use in connection with issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks only as of, the date of this letter first written above, and does not address any potential change in facts or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ Fenwick & West LLP

FENWICK & WEST LLP